Exhibit 99.1

Vulcan Announces First Quarter 2011 Results

BIRMINGHAM, Ala., May 4, 2011 /PRNewswire/ -- Vulcan Materials Company (NYSE: VMC), the nation's largest producer of construction aggregates announced results today for the first quarter ended March 31, 2011.

First Quarter Summary and Comparisons with the Prior Year

  Freight-adjusted aggregates pricing approximated the prior year level.
  Aggregates shipments declined approximately 3 percent, reflecting varied market conditions across our footprint as well as significantly more wet weather in March in many markets.
  Average unit selling prices for both ready-mixed concrete and asphalt mix increased 4 percent, contributing to higher unit materials margins in both product lines.
  Unit cost for diesel fuel and liquid asphalt increased 34 percent and 12 percent respectively, reducing pretax earnings by $10 million.  Most of this earnings effect was offset by production efficiency gains in aggregates and higher pricing for asphalt mix.
  Selling, administrative and general (SAG) expenses were down from the prior year due primarily to the $9 million noncash charge recorded in the prior year for the fair market value of donated real estate.
  Net earnings were a loss of $55 million, or $0.42 per diluted share.  The quarter's results include income of $0.08 per diluted share from discontinued operations as well as $0.12 per diluted share for the insurance arbitration award to the Company for recovery of settlement costs and legal costs related to the lawsuit settled last year with the Illinois Department of Transportation.

Commenting for the Company, Don James, Vulcan's Chairman and Chief Executive Officer, stated, "We are pleased with the improvements in first quarter production efficiencies in our aggregates business which offset most of the earnings effects of sharply higher diesel fuel costs. We are also encouraged with the pricing momentum in both our asphalt and concrete businesses. Shipments in all our businesses remained challenged in the first quarter. After a solid start in January and February, extremely wet weather hampered aggregates, asphalt and concrete shipments in March in many of our key markets. We continue to expect volume and earnings growth for the full year in 2011."

First Quarter Operating Results and Commentary

First quarter aggregates earnings were lower than the prior year due mostly to lower shipments. A number of Vulcan-served markets, most notably markets in California, the mid-Atlantic and the Southeast experienced unusually wet weather in March. Despite the inclement March weather, our Virginia, Tennessee and Georgia aggregates businesses increased shipments versus the prior year's first quarter, due primarily to stronger demand from public infrastructure projects. Markets that experienced declines in shipments include South Carolina, Florida and along the Gulf Coast.

The average selling price for aggregates was in line with the prior year. Adjusted for freight to remote distribution yards and mix, the overall average selling price was slightly above last year's level. The adjusted selling price in Florida increased from the prior year's level. A number of other markets reported unit selling prices at or above the prior year's first quarter price. However, some geographic and end-use markets that have experienced the steepest overall declines in demand reported lower average prices when compared with the prior year. Reflecting production efficiencies and effective cost control measures, aggregates unit costs of sales were in line with the first quarter of 2010 despite sharply higher costs for diesel. Overall, segment earnings in aggregates were $11 million versus $15 million in the prior year's first quarter.

Segment earnings in asphalt were a loss of $0.2 million compared with earnings of $1 million in the prior year's first quarter. Selling prices for asphalt mix increased approximately 4 percent, offsetting most of the earnings effect of higher liquid asphalt costs. Asphalt volumes decreased 2 percent from the prior year's first quarter due primarily to wet weather in March. Unit materials margins in the first quarter were higher than the prior year and were in line with the improved levels achieved in the second half of 2010.

The Concrete segment reported a loss of $14 million, an improvement from the prior year's first quarter. Unit materials margins in ready-mixed concrete improved from the prior year's first quarter due mostly to higher pricing. Concrete prices increased 4 percent from the prior year's first quarter. Cement segment earnings in the first quarter were a loss of $3 million due mostly to a scheduled maintenance event in the current year first quarter.

SAG expenses in the first quarter were $77.5 million versus $86.5 million in the prior year's first quarter. Excluding the effects of the donated real estate from the prior year's first quarter, SAG expenses were flat with the prior year.

The $8.4 million difference between the fair value of the donated real estate and the carrying value was recorded as a gain on sale of property, plant & equipment and businesses in the prior year. In March 2010, the Company recorded a pretax gain of approximately $39 million on the sale of three non-strategic aggregates facilities in rural Virginia. There were no similar gains recorded in the current year's first quarter.

The $25.5 million in recovery from legal settlement included in the current year's first quarter results reflects the arbitration award from insurers related to the lawsuit settled last year with the Illinois Department of Transportation. Earnings from discontinued operations are due principally to receipt of an earn-out related to the 2005 sale of the Company's Chemicals business as well as a $7.5 million pretax gain due to an insurance arbitration award referable to previously settled lawsuits against the Company's divested Chemicals business.

All results are unaudited.

Outlook Highlights and Commentary

Commenting on the Company's outlook for the remainder of 2011, Mr. James stated, "While economic improvement and growth in construction activity across our footprint have not materialized equally, we expect aggregates shipments and pricing to increase from the prior year, leading to earnings growth in 2011.

"Looking more specifically at our construction end-markets, public construction activity, particularly highways, should continue to provide solid support for aggregates demand. In April, Congress passed and the President signed legislation to fund government programs through the remainder of the current fiscal year ending September 30, 2011. That legislation maintains core federal-aid highway funding at fiscal year 2010 levels.

"During the three months ended March 2011, total contract awards for highway construction in Vulcan-served states, including awards for federal, state and local projects, were in line with the prior year as compared to a decline for all other states. According to the Federal Highway Administration, approximately $6.0 billion, or 36 percent, of the total stimulus funds apportioned for highways in Vulcan-served states remains to be spent. This absolute level of funding is more than twice the $2.8 billion remaining for other states.

"In general, private construction activity remains at low levels. However, some indications of stability are developing. Single-family housing starts bottomed late in 2009 and multi-family starts have shown strength in recent months – both positive indicators for residential construction activity. Our current outlook for residential construction activity assumes continued growth in 2011, albeit from a small base. While private nonresidential construction remains weak, the rate of decline in contract awards has slowed considerably. Trailing twelve-month contract awards for construction activity referable to the manufacturing sector have been strong while modest growth in retail and office construction was realized in contract awards for the trailing three months ended March 2011 versus the prior year. A number of external forecasts are calling for private nonresidential construction activity to bottom in 2011 and these increases in contract award activity provide some support to those views. The start of a sustained recovery in this end-market will be influenced by employment growth, capacity utilization, and business investment and lending activity.

"Overall, expected growth in demand for our products in 2011 largely depends on modest growth in residential construction, the stabilization of private nonresidential construction and the continuity of federal funding for highways at current levels. More specifically, we expect the full year growth in volumes to be weighted more towards the second half of the year driven primarily by growth in demand. Certain large projects in a number of key markets are expected to drive aggregates volume growth in the second half of the year. The mid-point of our estimated range in aggregates shipments continues to be 2 percent above the prior year's level. Additionally, recent weather-related disruptions from tornadoes and flooding are likely to affect second quarter aggregates shipments in a number of southeastern and Mississippi River markets and push some demand to later in the year. We believe a more stable demand outlook will benefit pricing and we expect most of our markets to achieve year-over-year price growth in 2011. As a result, we continue to expect aggregates pricing in 2011 to increase 1 to 3 percent from the prior year's level. The earnings effect of the increase in aggregates pricing will be somewhat offset by the energy-related cost pressures expected throughout the remainder of the year. With that said, we expect aggregates earnings in 2011 to increase from the prior year due to higher shipments, increased average selling prices and the benefits of production efficiencies and cost management measures.

"In our asphalt business, the average selling price has increased in recent quarters, better reflecting the higher cost of liquid asphalt. As a result, the materials margin on each ton of asphalt mix sold has continued to improve. We expect this trend to continue throughout the remainder of 2011. Overall, we expect asphalt earnings to increase from the prior year, reflecting a modest increase in sales volumes as well as improved materials margins.

"In concrete, we expect higher sales volumes and slightly higher selling prices. As a result, we expect the loss reported in 2010 to narrow somewhat. In cement, we now expect the segment loss in 2011 to increase modestly from the loss reported in the prior year.

"Selling, administrative and general expenses in 2011 are expected to be lower than the prior year. Total SAG expenses of $327 million in 2010 included approximately $24 million of certain adjustments and charges referable to the fair market value of donated real estate, severance costs and expenses related to legal settlements. In 2011, we do not anticipate similar adjustments and charges. As a result, we expect SAG expenses in 2011 of $305 million.

"For the full year, we expect capital spending to be approximately $125 million, up from $86 million in 2010."

Conference Call

Vulcan will host a conference call at 9:00 a.m. CDT on May 5, 2011. Investors and other interested parties in the U.S. may access the teleconference live by calling 866.788.0543 approximately 10 minutes before the scheduled start. International participants can dial 857.350.1681. The access code is 62767134. A live webcast will be available via the Internet through Vulcan's home page at www.vulcanmaterials.com. The conference call will be recorded and available for replay approximately two hours after the call through May 12, 2011.

Vulcan Materials Company, a member of the S&P 500 Index, is the nation's largest producer of construction aggregates, a major producer of asphalt mix and concrete and a leading producer of cement in Florida.

Certain matters discussed in this release, including expectations regarding future performance, contain forward-looking statements that are subject to assumptions, risks and uncertainties that could cause actual results to differ materially from those projected. These assumptions, risks and uncertainties include, but are not limited to, those associated with general economic and business conditions; the timing and amount of federal, state and local funding for infrastructure; the lack of a multi-year federal highway funding bill with an automatic funding mechanism; the reluctance of state departments of transportation to undertake highway projects without a reliable method of federal funding; the impact of the global economic recession on our business and financial condition and access to capital markets; changes in the level of spending for private residential and nonresidential construction; the highly competitive nature of the construction materials industry; the impact of future regulatory or legislative actions; the outcome of pending legal proceedings; pricing of our products; weather and other natural phenomena; energy costs; costs of hydrocarbon-based raw materials; healthcare costs; the amount of long-term debt and interest expense incurred by the Company; changes in interest rates; the impact of our below investment grade debt rating on our cost of capital; volatility in pension plan asset values which may require cash contributions to the pension plans; the impact of environmental clean-up costs and other liabilities relating to previously divested businesses; the Company's ability to secure and permit aggregates reserves in strategically located areas; the Company's ability to manage and successfully integrate acquisitions; the potential impact of future legislation or regulations relating to climate change or greenhouse gas emissions or the definition of minerals; and other assumptions, risks and uncertainties detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year. Forward-looking statements speak only as of the date hereof, and Vulcan assumes no obligation to publicly update such statements.

		Table A
Vulcan Materials Company
and Subsidiary Companies
	(Amounts and shares in thousands,
	except per share data)
	Three Months Ended
Consolidated Statements of Earnings	March 31
(Condensed and unaudited)	2011	2010

Net sales	$ 456,316	$ 464,534
Delivery revenues	30,884	28,730
Total revenues	487,200	493,264

Cost of goods sold	463,422	463,640
Delivery costs	30,884	28,730
Cost of revenues	494,306	492,370

Gross profit	(7,106)	894
Selling, administrative and general expenses	77,516	86,495
Gain on sale of property, plant & equipment
and businesses, net	454	48,371
Recovery from legal settlement	25,546	-
Other operating income (expense), net	(2,562)	460
Operating loss	(61,184)	(36,770)

Other nonoperating income, net	1,382	1,378
Interest expense, net	42,250	43,294
Loss from continuing operations
before income taxes	(102,052)	(78,686)
Benefit from income taxes	(37,430)	(34,212)
Loss from continuing operations	(64,622)	(44,474)
Earnings on discontinued operations, net of tax	9,889	5,727
Net loss	$ (54,733)	$ (38,747)
Basic earnings (loss) per share:
Continuing operations	$ (0.50)	$ (0.35)
Discontinued operations	0.08	0.04
Net loss per share	$ (0.42)	$ (0.31)

Diluted earnings (loss) per share:
Continuing operations	$ (0.50)	$ (0.35)
Discontinued operations	0.08	0.04
Net loss per share	$ (0.42)	$ (0.31)

Weighted-average common shares
outstanding:
Basic	129,078	126,692
Assuming dilution	129,078	126,692
Cash dividends declared per share
of common stock	$ 0.25	$ 0.25
Depreciation, depletion, accretion and
amortization	$ 90,586	$ 94,197
Effective tax rate from continuing operations	36.7%	43.5%

			Table B
Vulcan Materials Company
and Subsidiary Companies

	(Amounts in thousands, except per share data)

Consolidated Balance Sheets	March 31	December 31	March 31
(Condensed and unaudited)	2011	2010	2010
			As Restated (a)
Assets
Cash and cash equivalents	$ 63,164	$ 47,541	$ 35,940
Restricted cash	109	547	3,643
Medium-term investments	-	-	4,109
Accounts and notes receivable:
Accounts and notes receivable, gross	285,644	325,303	300,648
Less: Allowance for doubtful accounts	(7,518)	(7,505)	(9,236)
Accounts and notes receivable, net	278,126	317,798	291,412
Inventories:
Finished products	257,522	254,840	246,632
Raw materials	26,570	22,222	22,430
Products in process	4,830	6,036	4,663
Operating supplies and other	40,265	36,747	33,876
Inventories	329,187	319,845	307,601
Current deferred income taxes	57,083	53,794	55,040
Prepaid expenses	24,300	19,374	43,088
Assets held for sale	13,281	13,207	14,839
Total current assets	765,250	772,106	755,672
Investments and long-term receivables	37,271	37,386	33,298
Property, plant & equipment:
Property, plant & equipment, cost	6,729,220	6,692,814	6,627,203
Less: Reserve for depr., depl. & amort.	(3,136,390)	(3,059,900)	(2,834,162)
Property, plant & equipment, net	3,592,830	3,632,914	3,793,041
Goodwill	3,097,016	3,097,016	3,096,300
Other intangible assets, net	701,046	691,693	681,872
Other noncurrent assets	105,378	106,776	106,620
Total assets	$ 8,298,791	$ 8,337,891	$ 8,466,803

Liabilities and Shareholders' Equity
Current maturities of long-term debt	$ 5,238	$ 5,246	$ 325,344
Short-term borrowings	300,000	285,500	300,000
Trade payables and accruals	119,702	102,315	128,974
Other current liabilities	192,986	172,495	154,479
Liabilities of assets held for sale	356	116	425
Total current liabilities	618,282	565,672	909,222
Long-term debt	2,427,596	2,427,516	2,101,147
Noncurrent deferred income taxes	812,878	849,448	870,384
Other noncurrent liabilities	534,418	530,275	537,835
Total liabilities	4,393,174	4,372,911	4,418,588
Shareholders' equity:
Common stock, $1 par value	129,107	128,570	127,693
Capital in excess of par value	2,524,514	2,500,886	2,444,732
Retained earnings	1,425,668	1,512,863	1,666,839
Accumulated other comprehensive loss	(173,672)	(177,339)	(191,049)
Shareholders' equity	3,905,617	3,964,980	4,048,215
Total liabilities and shareholders' equity	$ 8,298,791	$ 8,337,891	$ 8,466,803
(a)	The March 31, 2010 balance sheet reflects corrections of errors related to an understatement of deferred income tax liabilities.

		Table C
Vulcan Materials Company
and Subsidiary Companies

	(Amounts in thousands)
	Three Months Ended
Consolidated Statements of Cash Flows	March 31
(Condensed and unaudited)	2011	2010

Operating Activities
Net loss	$ (54,733)	$ (38,747)
Adjustments to reconcile net loss to
net cash provided by operating activities:
Depreciation, depletion, accretion and amortization	90,586	94,197
Net gain on sale of property, plant & equipment and businesses	(12,738)	(57,165)
Contributions to pension plans	(1,013)	(20,050)
Share-based compensation	3,676	5,277
Deferred tax provision	(50,563)	(32,369)
Changes in assets and liabilities before initial
effects of business acquisitions and dispositions	68,374	46,543
Other, net	461	8,753
Net cash provided by operating activities	44,050	6,439

Investing Activities
Purchases of property, plant & equipment	(24,207)	(19,759)
Proceeds from sale of property, plant & equipment	592	1,054
Proceeds from sale of businesses, net of transaction costs	12,284	51,064
Decrease (increase) in restricted cash	438	(3,643)
Other, net	(38)	(29)
Net cash (used for) provided by investing activities	(10,931)	28,687

Financing Activities
Net short-term borrowings	14,500	63,487
Payment of current maturities and long-term debt	(3,059)	(75,093)
Proceeds from issuance of common stock	191	11,249
Dividends paid	(32,265)	(31,600)
Proceeds from exercise of stock options	3,112	10,106
Other, net	25	400
Net cash used for financing activities	(17,496)	(21,451)

Net increase in cash and cash equivalents	15,623	13,675
Cash and cash equivalents at beginning of year	47,541	22,265
Cash and cash equivalents at end of period	$ 63,164	$ 35,940

		Table D
Segment Financial Data and Unit Shipments
	(Amounts in thousands, except per unit data)
	Three Months Ended
	March 31
	2011	2010
Total Revenues
Aggregates segment (a)	$ 331,591	$ 341,316
Intersegment sales	(29,772)	(32,058)
Net sales	301,819	309,258
Concrete segment (b)	82,234	82,955
Intersegment sales	-	(6)
Net sales	82,234	82,949
Asphalt mix segment	64,647	62,972
Intersegment sales	-	-
Net sales	64,647	62,972
Cement segment (c)	16,530	17,945
Intersegment sales	(8,914)	(8,590)
Net sales	7,616	9,355
Total
Net sales	456,316	464,534
Delivery revenues	30,884	28,730
Total revenues	$ 487,200	$ 493,264

Gross Profit
Aggregates	$ 10,740	$ 15,368
Concrete	(14,407)	(16,092)
Asphalt mix	(192)	1,066
Cement	(3,247)	552
Total gross profit	$ (7,106)	$ 894

Depreciation, depletion, accretion and amortization
Aggregates	$ 70,071	$ 73,172
Concrete	13,038	13,024
Asphalt mix	1,976	2,150
Cement	4,321	4,380
Corporate and other unallocated	1,180	1,471
Total DDA&A	$ 90,586	$ 94,197

Unit Shipments

Aggregates customer tons	24,523	25,140
Internal tons (d)	2,141	2,291
Aggregates - tons	26,664	27,431

Ready-mixed concrete - cubic yards	859	883
Asphalt mix - tons	1,241	1,270

Cement customer tons	53	75
Internal tons (d)	123	99
Cement - tons	176	174

Average Unit Sales Price (including internal sales)
Aggregates (freight-adjusted) (e)	$ 10.33	$ 10.35
Ready-mixed concrete	$ 91.05	$ 87.21
Asphalt mix	$ 51.38	$ 49.52
Cement	$ 76.11	$ 85.32

(a)	Includes crushed stone, sand and gravel, sand, other aggregates, as well as transportation and service revenues associated with the aggregates business.
(b)	Includes ready-mixed concrete, concrete block, precast concrete, as well as building materials purchased for resale.
(c)	Includes cement and calcium products.
(d)	Represents tons shipped primarily to our downstream operations (e.g., asphalt mix and ready-mixed concrete). Sales from internal shipments are eliminated in net sales presented above and in the accompanying Condensed Consolidated Statements of Earnings.
(e)	Freight-adjusted sales price is calculated as total sales dollars (internal and external) less freight to remote distribution sites divided by total sales units (internal and external).

Table E
1. Supplemental Cash Flow Information

Supplemental information referable to the Condensed Consolidated Statements of Cash Flows for the three months ended March 31 is summarized below:

	(Amounts in thousands)
	2011	2010

Supplemental Disclosure of Cash Flow Information
Cash paid (refunded) during the period for:
Interest	$ 4,448	$ 7,035
Income taxes	(35,938)	(2,657)

Supplemental Schedule of Noncash Investing and Financing Activities
Liabilities assumed in business acquisition	14,330	-
Accrued liabilities for purchases of property, plant & equipment	6,378	10,273
Stock issued for pension contribution	-	53,864
Fair value of equity consideration for business acquisition	18,898	-

2. Reconciliation of Non-GAAP Measures

Net cash provided by operating activities	$ 44,050	$ 6,439
Purchases of property, plant & equipment	(24,207)	(19,759)
Free cash flow	$ 19,843	$ (13,320)

Free cash flow deducts purchases of property, plant & equipment from net cash provided by operating activities. This financial metric is used by the investment community as an indicator of the company's ability to incur and service debt. Generally Accepted Accounting Principles (GAAP) does not define "free cash flow." Thus, it should not be considered as an alternative to net cash provided by operating activities or any other liquidity measure defined by GAAP.

We present this metric for the convenience of investment professionals who use such metric in their analysis, and for shareholders who need to understand the metric we use to assess performance and to monitor our cash and liquidity positions. We use free cash flow and other such measures to assess the operating performance of our various business units and the consolidated company. We do not use this metric as a measure to allocate resources.

			Table F

Reconciliation of Non-GAAP Measures
EBITDA and Cash Earnings Reconciliations
		(Amounts in thousands)
		Three Months Ended
		March 31
		2011	2010

Reconciliation of Net Cash Provided by Operating Activities to EBITDA and Cash Earnings
	Net cash provided by operating activities	$ 44,050	$ 6,439
	Changes in operating assets and liabilities before initial
	effects of business acquisitions and dispositions	(68,374)	(46,544)
	Other net operating items using cash	60,177	95,555
	Earnings on discontinued operations, net of tax	(9,889)	(5,727)
	Benefit from income taxes	(37,430)	(34,212)
	Interest expense, net	42,250	43,294
	Less: Depreciation, depletion, accretion and amortization	(90,586)	(94,197)
	EBIT	(59,802)	(35,392)
	Plus: Depreciation, depletion, accretion and amortization	90,586	94,197
	EBITDA	$ 30,784	$ 58,805
	Less: Interest expense, net	(42,250)	(43,294)
	Current taxes	(11,600)	805
	Cash earnings	$ (23,066)	$ 16,316

	Reconciliation of Net Loss to EBITDA and Cash Earnings
	Net loss	$ (54,733)	$ (38,747)
	Benefit from income taxes	(37,430)	(34,212)
	Interest expense, net	42,250	43,294
	Earnings on discontinued operations, net of tax	(9,889)	(5,727)
	EBIT	(59,802)	(35,392)
	Plus: Depreciation, depletion, accretion and amortization	90,586	94,197
	EBITDA	$ 30,784	$ 58,805
	Less: Interest expense, net	(42,250)	(43,294)
	Current taxes	(11,600)	805
	Cash earnings	$ (23,066)	$ 16,316

	EBITDA Bridge	Three Months Ended
	(Amounts in millions)	March 31
		EBITDA
	Continuing Operations - 2010 Actual	$ 59
	Increase / (Decrease) due to:
	Recovery from legal settlement	26
Aggregates:	Volumes	(4)
	Selling prices	(1)
	Costs and other items	(3)
	Concrete	2
	Asphalt mix	(1)
	Cement	(4)
	Gain on sale of property, plant & equipment and businesses (a)	(39)
	All other	(4)
	Continuing Operations - 2011 Actual	$ 31

(a) Net of donations

EBITDA is an acronym for Earnings Before Interest, Taxes, Depreciation and Amortization.  Cash earnings adjusts EBITDA for net interest and current taxes. These financial metrics are often used by the investment community as indicators of a company's ability to incur and service debt.  Generally Accepted Accounting Principles (GAAP) does not define "EBITDA" and "cash earnings."  Thus, they should not be considered as an alternative to net cash provided by operating activities, operating earnings or any other liquidity or performance measure defined by GAAP.

We present these metrics for the convenience of investment professionals who use such metrics in their analysis, and for shareholders who need to understand the metrics we use to assess performance and to monitor our cash and liquidity positions.  We use EBITDA, cash earnings and other such measures to assess the operating performance of our various business units and the consolidated company.  We do not use these metrics as a measure to allocate resources.

CONTACT: Investor Contact: Mark Warren, +1-205-298-3220; Media Contact: David Donaldson, +1-205-298-3220